As filed with the Securities and Exchange Commission on January 21, 2022.

Registration No. 333-256340

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Nouveau Monde Graphite Inc.
(Exact name of Registrant as specified in its charter)

Canada
(Province or other jurisdiction of incorporation or organization)

1090
(Primary Standard Industrial Classification Code Number, if applicable)

Not Applicable
(I.R.S. Employer Identification No., if applicable)

481 rue Brassard

Saint-Michel-des-Saints, Québec

Canada J0K 3B0

(450) 757-8905
(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Richard Raymer James Guttman Dorsey & Whitney LLP TD Canada Trust Tower Brookfield Place, 161 Bay Street, Suite 4310 Toronto, Ontario Canada, M5J 2S1 (416) 367-7376	David Torralbo Chief Legal Officer Nouveau Monde Graphite Inc. 481 rue Brassard Saint-Michel-des-Saints, QC Canada J0K 3B0 (450) 757-8905 Ext 405	Richard Provencher, Esq. Pierre-Olivier Plante, Esq. Stein Monast LLP 70 rue Dalhousie, Quebec, QC Canada G1K 4B2 (418) 529-6531

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date this Registration Statement.

Province of Québec, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

EXPLANATORY NOTE

This post-effective amendment No. 1 is being filed for the sole purpose of modifying the cover page of the short form base shelf prospectus of Nouveau Monde Graphite Inc. (the “Corporation”), which was declared effective by the United States Securities and Exchange Commission on May 21, 2021, in order to comply with certain Canadian regulatory requirements. No other changes are being made to the base shelf prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. The Prospectus, as amended by this Amendment no 1, constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities in these jurisdictions.

Amendment No 1 dated JANUARY 19, 2022 to the short form base shelf prospectus dated MAY 19, 2021

1.	Amendment

The Prospectus is hereby amended to add the following sentence at the end of third to last paragraph of the cover page of the Prospectus on page ii: “This Prospectus may qualify an "at-the-market distribution".”

2.	Exemption From the Regulation

The Corporation has applied for and received an exemption pursuant to Section 11.1 of Regulation 44-102 respecting Shelf Distributions (“NI 44-102”) to be relieved from the requirement under Section 6.3(1)3) of NI 44-102 to include a prospectus certificate signed by each agent or underwriter with respect to the securities offered by any prospectus supplement to the extent that such agent or underwriter is not a registered dealer in any Canadian jurisdiction (a “Foreign Dealer”). Accordingly, such Foreign Dealer will not, directly or indirectly, solicit offers to purchase or sell any securities in Canada and all sales of securities pursuant to a prospectus supplement to Canadian residents will solely be made through other agents or underwriters that are duly registered in the applicable Canadian jurisdictions where any offer of securities will be made (the “Canadian Dealers”); and the prospectus supplement will include a certificate signed by each Canadian Dealer in compliance with Section 6.3(1)3 of NI 44-102 and Section 5.9(1) of Regulation 41-101 respecting General Prospectus Requirements. The granting of the exemption has been evidenced by the issuance of the receipt in respect of the Prospectus.

The Prospectus must be read together with this Amendment no 1, any documents incorporated or deemed to be incorporated by reference therein from time to time and any supplements relating to an offering of securities thereunder.

EXHIBIT INDEX

Exhibit Number		Description
4.1	*	Material change report of the Registrant dated January 7, 2021

4.2	*	Material change report of the Registrant dated January 29, 2021

4.3	*	Material change report of the Registrant dated February 9, 2021

4.4	*	Material change report of the Registrant dated February 18, 2021

4.5	*	Management information circular dated February 22, 2021 prepared in connection with the Registrant’s special meeting of shareholders held on March 23, 2021

4.6	*	Material change report of the Registrant dated March 25, 2021

4.7	*	Management discussion and analysis of the Registrant for the year ended December 31, 2020

4.8	*	Audited consolidated annual financial statements as at December 31, 2020 and 2019 and January 1, 2019, and for the years ended December 31, 2020 and 2019, together with the notes thereto and the independent auditors’ report thereon

4.9	*	Annual Information Form of the Registrant dated April 30, 2021, for the fiscal year ended December 31, 2020

4.10	*	Amended material change report of the Registrant dated May 12, 2021

4.11	*	Material change report dated May 26, 2021

4.12	*	Management information circular dated May 20, 2021 prepared in connection with the Registrant’s annual and special meeting of shareholders held on June 29, 2021

4.13	*	Material change report dated June 28, 2021

4.14	*	Material change report dated June 28, 2021

4.15	*	Material change report dated July 30, 2021

4.16	*	Material change report dated October 28, 2021

4.17	*	Unaudited consolidated interim financial statements of the Corporation as at September 30, 2021 and for the three and nine-month periods ended September 30, 2021 and September 30, 2020

4.18	*	Management discussion and analysis of the Registrant for the three and nine month periods ended September 30, 2021

5.1		Consent of PricewaterhouseCoopers LLP

5.2	*	Consent of Bernard-Olivier Martel, P. Geo., B. Sc.

5.3	*	Consent of Yann Camus, P. Eng.

5.4	*	Consent of Oliver Peters, P. Eng., M.Sc., MBA

5.5	*	Consent of Martine Paradis, P. Eng., M. Sc., PMP

5.6	*	Consent of Patrick Perez, P. Eng., M. Sc.

5.7	*	Consent of Ewald Pengel, P. Eng., M. Sc.

5.8	*	Consent of Jordan Zampini, P. Eng.

5.9	*	Consent of Martin Saint-Amour, P. Eng.

5.10	*	Consent of Céline M. Charbonneau, P. Eng., M. Sc.

5.11	*	Consent of Alain Mercier, P. Eng.

5.12	*	Consent of Pierre Thiffault, P. Eng.

5.13	*	Consent of Stein Monast LLP

6.1	*	Powers of Attorney (contained in the signature page of the F-10 Registration Statement filed with the Commission on May 20, 2021)

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Saint-Michel-des-Saints, Province of Québec, Country of Canada, on January 21, 2022.

Nouveau Monde Graphite Inc.

By:
/s/ Eric Desaulniers
Name: Eric Desaulniers
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on January 21, 2022.

Signature	Capacity
/s/ Eric Desaulniers Eric Desaulniers	Chief Executive Officer, Director (Principal Executive Officer)
/s/ Charles-Oliver Tarte Charles-Olivier Tarte	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Arne H. Frandsen	Chairman of the Board of Directors
* Daniel Buron	Director
* Yannick Beaulieu	Director
* Nathalie Jodoin	Director
* Nathalie Pilon	Director
* James Scarlett	Director
* Andrew Willis	Director
* Jürgen Köhler	Director

*By:	/s/ Eric Desaulniers
Name: Eric Desaulniers
Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on January 21, 2022.

Puglisi & Associates

(Authorized U.S. Representative)

By:	/S/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director